FOHP, INC.


                                   EXHIBIT 11
                        COMPUTATION OF EARNINGS PER SHARE




                                                   Three Months Ended
                                                        March 31,
                                                   1996            1995
                                               ----------------------------


Net Income (Loss)                              (2,964,020)      (1,568,438)


Weighted average number of common shares
  outstanding:
   For the three months ended March 31, 1996    2,100,173
   For the three months ended March 31, 1995                     1,571,853



Net (loss) per common share                    $    (1.41)   $       (1.00)
                                               ===========================





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